March 7, 2017

Brian Werner.

755 North Peach Avenue

#A-16

Clovis, California 93611

Re:       Acceptance of Appointment to Board of Directors

Dear Mr. Werner:

Pursuant to the Action by Consent in Writing in Lieu of a Meeting of the Board of Directors for American Housing Income Trust, Inc. dated March 7, 2017 (the “Consents”), the Board of Directors nominated and appointed you to serve as a member of the Board of Directors for American Housing Income Trust, Inc. (“AHIT”). I have enclosed the Consents herein for your review.

By executing this correspondence on the subsequent page, you are agreeing to comply with the duties of such an appointment under all applicable common laws, statutory laws, and rules and regulations of the United States Securities and Exchange Commission in serving as a member of the Board of Directors. Furthermore, you are agreeing to perform your services consistent with the Bylaws of AHIT.

Upon your execution of this correspondence and conditions to closing the related Stock Exchange Agreement, as set forth in the Consents, your appointment as a member of the Board of Directors shall be deemed effective immediately. Thank you and we look forward to working with you.

Very truly yours,

AMERICAN HOUSING INCOME TRUST, INC.

/s/ Sean Zarinegar

Sean Zarinegar

APPROVED AND ACCEPTED:

/s/ Brian Werner

Brian Werner

cc:        Anthony R. Paesano, Esq.

Board of Directors

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